Exhibit 99.1

News Release CONTACT: Frank Cesario PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO International Announces Addition of John S. Thode as

President and Chief Executive Officer

Elk Grove Village, IL (January 6, 2005) – ISCO International, Inc. (AMEX: ISO), a leading supplier of interference-control and other RF processing solutions for the wireless telecommunications industry, announces John S. Thode will become the company’s President and Chief Executive Officer.

Thode, 47, a 25-year Motorola executive, most recently served as Vice President & General Manager, 3G Consumer Products, Personal Communications Sector, where he created Motorola’s UMTS product lines. Before that, he was Senior Director & General Manager, Wireless Access Systems Division.

“This announcement marks a turning point in ISCO’s history,” said Stuart Chase Van Wagenen, Chairman. “We believe the company is poised for rapid growth. John Thode has the management background and industry experience ISCO needs to achieve that growth in 2005. Thode is a significant addition to our management team and we feel his arrival is a powerful endorsement for ISCO’s future. We expect he will join ISCO’s board of directors, too.”

Dr. Amr Abdelmonem, current company Chief Executive and Chief Technology Officer, will continue to lead ISCO’s product development and engineering teams as Chief Technology Officer. Dr. Abdelmonem will also remain a member of the Board of Directors, to continue to help shape the Company’s strategy.

“All shareholders owe Dr. Abdelmonem a debt and thanks for his leadership, “ said Van Wagenen. “He led ISCO through a treacherous transition from an HTS laboratory to its role today as a leading provider of RF (radio frequency) solutions to wireless networks. He can now turn his full efforts to find new and more powerful technology solutions benefiting ISCO’s customers, both current and prospective.”

“It is a great honor and opportunity to become part of the highly competent, well seasoned ISCO team,” said Mr. Thode. “ISCO has been a recognized leader in the industry for a number of years developing high technology, yet cost effective RF solutions for the wireless carrier. ISCO’s focus on the customer through outstanding service will continue to serve the company well as it positions itself to become the supplier of choice as 3G systems and services are widely deployed. I look forward to helping build upon ISCO’s successes to date and helping make it a really great company for its customers, employees and shareholders.”

Dr. Abdelmonem added, “I believe that we are ready to capitalize on major opportunities ahead of us. John Thode will bring a strong energy and help take the Company to the next level.”

Thode joined Motorola in 1979. He has held numerous titles throughout its wireless industry businesses, including the Wireless Network Systems Group and the CDMA Systems Group. He has broad experiences in wireless network infrastructure and handsets. He has led large product development and engineering teams. He has also negotiated substantial supplier and customer contracts and structured numerous strategic relationships.

Thode received his BSEE from the University of Illinois, his MSEE from Illinois Institute of Technology, and his Master of Management from J.L. Kellogg School of Management at Northwestern University. He is a lifelong Chicagoland resident. He lives with his wife and three children in Lake Zurich.

Separately, the Company announces preliminary unaudited fourth-quarter and year-end revenues of approximately $650,000 and $2.6 million, respectively. Detailed operating results for the fourth-quarter and year-end will be announced in Mid-February, following proper audit procedures and in accordance with company policy.

The Company enters 2005 with purchase orders of more than $2.5 million, all of which are scheduled to be shipped during the first quarter.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to obtain financing to sustain operations, market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com